UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2017

FOSSIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

901 S. Central Expressway Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On March 10, 2017, Fossil Group, Inc. (the “Company”), as borrower, entered into a Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”) with certain lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, HSBC Bank USA, National Association, Compass Bank and Fifth Third Bank, as documentation agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners.

The Second Amendment reduces the revolving credit commitment available under the Company’s existing credit agreement to $850,000,000. The Second Amendment also removes the incremental term loan that was available under the credit agreement, extends the maturity date of the credit agreement to March 17, 2019 and removes the Company’s ability to make offers to the lenders to extend the maturity date of the term loan or of the revolving credit commitment.

The Second Amendment amends the amortization schedule for the repayment of the term loan and requires the Company to make monthly payments of the outstanding principal amount of the term loan on the last business day of each month commencing on April 30, 2018.  On and after April 1, 2018, interest on the term loan that is calculated by reference to the base rate will be due and payable in arrears on the last business day of each calendar month, and interest on the term loan that is calculated by reference to the LIBOR rate will be due and payable on the last day of the applicable interest period; provided, that if such interest period extends for over one month, then interest will be due and payable at the end of each one month interval during such interest period.  The Second Amendment also amends the mandatory prepayment provisions under the credit agreement and provides that to the extent there are excess proceeds remaining from the issuance of debt by the Company following the repayment in full of the term loan, the Company is required to repay the revolving credit facility in the amount of such excess proceeds, with a corresponding permanent reduction in the revolving credit commitment in the amount of up to $50,000,000.

The Second Amendment amends the applicable margin used to calculate the interest rate that is applicable to base rate loans and LIBOR rate loans under the Company’s credit agreement and provides that the interest rate margin for base rate loans is 2.50% per annum and the interest rate margin for LIBOR rate loans is 3.50% per annum; provided that, if the Company’s term loan under the credit agreement has not been repaid in full on or prior to October 1, 2017, then on such date, the applicable margin will automatically increase to 2.75% per annum for base rate loans and 3.75% per annum for LIBOR rate loans; provided further that if the term loan has not been repaid in full on or prior to March 31, 2018, then on such date, the applicable margin will automatically increase to 3.25% per annum for base rate loans and 4.25% per annum for LIBOR rate loans.  The Second Amendment also changes the commitment fee payable by the Company with respect to the revolving credit facility to 0.50% per annum.  The Company will incur an additional fee of 0.25% times the outstanding principal amount of the total credit exposure under the credit agreement if the term loan has not been repaid in full on or prior to March 31, 2018. Furthermore, the Second Amendment changes the consolidated total leverage ratio that the Company must comply with as set forth below:

Period	Maximum Ratio
Second Amendment Effective Date through and including July 1, 2017	3.25 to 1.00
July 2, 2017 through and including September 30, 2017	3.50 to 1.00
October 1, 2017 through and including March 31, 2018	3.25 to 1.00
April 1, 2018 through and including September 29, 2018	3.50 to 1.00
September 30, 2018 and thereafter	3.25 to 1.00

From time to time, certain of the lenders have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to the Company and its affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The lenders and their affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2017

FOSSIL GROUP, INC.

	By:	/s/ Dennis R. Secor
Dennis R. Secor
Executive Vice President and Chief Financial Officer